Exhibit 99.1

Contact:

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

For Immediate Release

GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR FIRST QUARTER 2005

— Company Records Net Income of $13.5 Million, Earnings Per Share of $0.26 —

— Product Sales Establish New Quarterly Record of $59.6 Million —

— Company Reaffirms Financial Guidance for 2005 —

SAN DIEGO, CA, May 4, 2005 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the first quarter of 2005, including record product sales.

Product sales for the first quarter of 2005 were $59.6 million, compared to $55.0 million in the prior year period, an increase of 8%. Total revenues for the first quarter of 2005 were $68.8 million, compared to $76.5 million in the prior year period, a decrease of 10%. Net income for the first quarter of 2005 was $13.5 million ($0.26 per share), compared to net income of $19.7 million ($0.39 per share) in the prior year period, a decrease of 33% per share. All per share amounts are calculated on a fully diluted basis.

In the first quarter of 2004, Gen-Probe earned unusually large royalty and license revenues from Tosoh Corporation and Chiron Corporation that added $13.5 million to total revenues, and $0.17 to earnings per share.

“Gen-Probe is off to a strong start in 2005, with another quarter of solid product sales growth and excellent execution throughout our business,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “First quarter growth was once again driven by the strong performance of our major product lines. In addition, we achieved several strategic and operational milestones, with a U.S. regulatory filing for our Procleix® West Nile virus (WNV) assay for blood screening, an agreement to enter the molecular diagnostic market for human papillomavirus (HPV), and a successful outcome in the Bayer arbitration.”

Detailed Results

Sales of the APTIMA Combo 2® assay, Gen-Probe’s amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), continued to grow strongly in the first quarter. This sales growth was driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. The PACE® product line, the Company’s non-amplified tests for the same microorganisms, again showed resilience. PACE revenues declined in the first quarter compared to the prior year period but increased slightly compared to the fourth quarter of 2004.

Product sales also benefited from continued growth of the Procleix blood screening assay, which is marketed worldwide by Gen-Probe’s blood screening partner, Chiron Corporation, and from early adoption of the Procleix UltrioTM assay in Europe. The original Procleix assay is an amplified NAT that simultaneously detects HIV-1 and hepatitis C virus in donated human blood, while the new Procleix Ultrio assay includes an additional test for detection of the hepatitis B virus.

Product sales were, in millions:

	Three Months Ended March 31,
	2005	2004	Increase

Clinical diagnostics	$34.2	$31.8	8%
Blood screening	$25.4	$23.2	9%

Total product sales	$59.6	$55.0	8%

Collaborative research revenues for the first quarter of 2005 were $6.3 million, compared to $6.7 million in the prior year period, a decrease of 6% that resulted primarily from the completion of revenue recognition associated with the Company’s most recent National Institutes of Health grant for development of our WNV assay.

Royalty and license revenues for the first quarter of 2005 were $2.9 million, compared to $14.7 million in the prior year period. Royalty and license revenue in the first quarter of 2005 benefited from $1.9 million of revenue recognized as a result of bioMérieux exercising an option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies, and from royalties received from Chiron associated with Chiron’s agreement with LabCorp for plasma screening. As discussed above, royalty and license revenues were unusually high in the prior year period due to a $6.5 million milestone arising from the Company’s contract with Chiron and a $7 million license fee earned in connection with a cross-licensing agreement with Tosoh.

Gross margin on product sales was 74% in the first quarter of 2005, compared to 75% in the prior year period. Gross margin was lower in the first quarter of 2005 due to the amortization of capitalized software costs related to the TIGRIS system, and to the sale of TIGRIS instruments at cost to Chiron.

Research and development (R&D) expenses were $18.7 million in the first quarter of 2005, compared to $18.4 million in the prior year period, an increase of 2% that resulted primarily from costs related to the registration of the Procleix Ultrio and WNV assays.

Marketing and sales expenses were $7.4 million in the first quarter of 2005, compared to $6.8 million in the prior year period, an increase of 9% that resulted primarily from the costs of supporting the TIGRIS system and investing in new market opportunities such as prostate cancer and HPV testing.

General and administrative (G&A) expenses were $7.2 million in the first quarter of 2005, compared to $7.3 million in the prior year period, a decrease of 1% that resulted from lower legal costs.

Gen-Probe continues to have a strong balance sheet. As of March 31, 2005, the Company had $212.8 million of cash, cash equivalents and short-term investments, and no debt. In the first quarter of 2005, Gen-Probe generated net cash of $24.8 million from its operating activities.

2005 Financial Guidance

“We continue to expect 2005 to be another year of strong product sales growth, significant R&D investment and high profitability for Gen-Probe,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. Gen-Probe reiterated its previous financial guidance for 2005:

•	Total revenues of $287 to $295 million, including collaborative research revenues of $20 to $22 million and royalty and license revenue of $16 to $17 million. As previously disclosed, the estimate for royalty and license revenue includes a $10 million milestone the Company expects to earn from Chiron upon U.S. regulatory approval of the Procleix Ultrio assay on the TIGRIS system.

•	Product gross margins approximating 72% to 74% of product sales.

•	R&D expenses approximating 25% to 26% of total revenues for the year. R&D expenses are expected to increase slightly on a sequential basis in the second quarter.

•	Marketing and sales expenses approximating 10% to 11% of total revenues.

•	General and administrative expenses approximating 10% to 11% of total revenues.

•	EPS of between $1.17 and $1.22, based on a fully diluted share count of 52.8 million (slightly higher than previous estimates) for the year and a tax rate of approximately 36%. This estimate does not include the effect of expensing stock options. Because the Securities and Exchange Commission recently deferred the effective date for this accounting change, Gen-Probe intends to begin expensing stock options at the beginning of 2006.

Recent Events

•	Biologics License Application for Procleix WNV Assay. Gen-Probe submitted this regulatory application to the U.S. Food and Drug Administration ahead of schedule on January 27, 2005.

•	HPV Agreement. Gen-Probe signed a supply and purchase agreement with Roche under which Gen-Probe will purchase products for use in APTIMA molecular diagnostic assays for HPV.

•	Tentative Award in Bayer Arbitration. The arbitrator determined that Gen-Probe is entitled to a co-exclusive right to distribute qualitative TMA assays to detect the hepatitis C virus and HIV-1, and that the collaboration agreement with Bayer should be prospectively terminated. As a result, Gen-Probe will have the right to develop and market future viral assays that had been previously reserved for Bayer. Bayer also will be required to reimburse Gen-Probe $2 million for its legal fees and expenses related to the arbitration proceedings. Gen-Probe expects the decision to be finalized by the arbitrator by mid-year, and expects it to remain substantially unchanged. The final decision is subject to Bayer’s right to appeal to an arbitration appeal panel.

•	APTIMA GC Approval. The FDA granted marketing clearance for the Company’s APTIMA® assay for Neisseria gonorrhoeae (GC), an amplified nucleic acid test that detects, on a standalone basis, the bacterium that causes one of the most common sexually transmitted diseases (STDs) in the United States. In December, Gen-Probe received clearance to market its standalone APTIMA assay for Chlamydia trachomatis.

•	APTIMA PCA3 Data. Gen-Probe’s prototype urine test for PCA3 gene expression may help improve the diagnosis of prostate cancer, according to three early-stage studies presented as posters at the American Association for Clinical Chemistry’s 37th Annual Oak Ridge Conference and the Annual Meeting of the American Association for Cancer Research.

•	bioMérieux Option Exercise. bioMérieux exercised an option to develop diagnostic products for certain disease targets using Gen-Probe’s patented ribosomal RNA technologies, pursuant to terms of an agreement first disclosed on October 6, 2004. In exchange for these rights, bioMérieux paid Gen-Probe a $4.5 million license fee, $1.9 million of which was recorded as license revenue in the first quarter.

•	Corixa Cancer Markers. Gen-Probe licensed from Corixa the rights to develop molecular diagnostic tests for approximately 50 potential genetic markers in the areas of prostate, ovarian, cervical, kidney, lung and colon cancer. The agreement is expected to broaden and accelerate Gen-Probe’s strategic move into oncology diagnostics.

•	AdnaGen Immunocapture Technology. Gen-Probe licensed technology from AdnaGen that may help increase the accuracy of molecular diagnostic tests to detect prostate and other cancers, help determine the aggressiveness of these malignancies, and monitor responses to therapy.

Webcast Conference Call

A live webcast of Gen-Probe’s first quarter 2005 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 48 hours. The replay number is (800) 337-5619 for domestic callers and (402) 220-9652 for international callers.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company’s patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe’s TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

Caution Regarding Forward-Looking Statements

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2005 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning Gen-Probe’s financial condition, possible or expected future results of operations, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2005 growth, revenue or earnings targets, (ii) the risk that Bayer may successfully appeal the arbitration decision that favored us, (iii) the risk that we may not earn or receive milestone payments from our collaborators, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and Procleix Ultrio assay, may not develop as expected, (v) the enhancement of existing products and the development of new products may not proceed as planned, (vi) the risk that our Procleix Ultrio and WNV assays may not be approved by regulatory authorities and commercially available in the time frames we anticipate, or at all, (vii) we may not be able to compete effectively, (viii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (ix) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (x) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xi) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xiii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the year ended December 31, 2004 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

# # #

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,332	$25,498
Short-term investments	180,498	168,328
Trade accounts receivable, net of allowance for doubtful accounts of $730 at March 31, 2005 and $664 at December 31, 2004, respectively	26,751	21,990
Accounts receivable — other	475	3,136
Inventories	28,132	27,308
Deferred income taxes	8,188	7,725
Prepaid expenses	17,269	11,910
Other current assets	2,493	2,054

Total current assets	296,138	267,949

Property, plant and equipment, net	82,998	76,651
Capitalized software	22,837	23,466
Goodwill	18,621	18,621
Other assets	25,121	24,395

Total assets	$445,715	$411,082

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,694	$6,729
Accrued salaries and employee benefits	11,659	11,912
Other accrued expenses	3,939	4,451
Income tax payable	4,021	1,188
Deferred revenue	11,930	9,467

Total current liabilities	44,243	33,747

Deferred income taxes	9,187	9,187
Deferred revenue	4,833	5,000
Deferred rent	299	309

Minority interest	1,776	1,810

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	–	–
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 50,442,131 and 50,035,490 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	5	5
Additional paid-in capital	260,198	248,767
Deferred compensation	(1,014)	(1,104)
Accumulated other comprehensive income	173	807
Retained earnings	126,015	112,554

Total stockholders’ equity	385,377	361,029

Total liabilities and stockholders’ equity	$445,715	$411,082

Gen-Probe Incorporated
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
	(unaudited)
Revenues:
Product sales	$59,579	$55,030
Collaborative research revenue	6,344	6,731
Royalty and license revenue	2,905	14,725

Total revenues	68,828	76,486

Operating expenses:
Cost of product sales	15,498	13,864
Research and development	18,683	18,419
Marketing and sales	7,426	6,812
General and administrative	7,191	7,283

Total operating expenses	48,798	46,378

Income from operations	20,030	30,108
Total other income, net	1,081	677

Income before income taxes	21,111	30,785

Income tax expense	7,650	11,057

Net income	$13,461	$19,728

Net income per share:
Basic	$0.27	$0.40

Diluted	$0.26	$0.39

Weighted average shares outstanding:
Basic	50,282	48,904

Diluted	52,367	50,998

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2005	2004
	(unaudited)
Operating activities:
Net income	$13,461	$19,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,413	3,930
Stock compensation charges	125	109
Loss on disposal of property and equipment	39	9
Deferred rent	(10)	(6)
Stock option income tax benefits	4,692	1,585
Deferred revenue	2,296	(16)
Deferred income taxes	(465)	1,071
Minority interest	(58)	(47)
Changes in assets and liabilities:
Accounts receivable	(1,504)	(7,778)
Inventories	(822)	(3,318)
Prepaid expenses	(5,359)	(2,526)
Other current assets	(439)	419
Accounts payable	5,963	1,605
Accrued salaries and employee benefits	(253)	(2,020)
Other accrued expenses	(1,091)	(8)
Income tax payable	2,827	8,135

Net cash provided by operating activities	24,815	20,872

Investing activities:
Proceeds from sales and maturities of short-term investments	20,790	34,311
Purchases of short-term investments	(32,900)	(45,544)
Purchases of property, plant and equipment	(10,228)	(4,509)
Capitalization of intangible assets	(1,643)	(345)
Other assets	(791)	(373)

Net cash used in investing activities	(24,772)	(16,460)

Financing activities:
Proceeds from issuance of common stock	6,705	5,358

Net cash provided by financing activities	6,705	5,358

Effect of exchange rate changes on cash and cash equivalents	86	692

Net increase in cash and cash equivalents	6,834	10,462
Cash and cash equivalents at the beginning of the period	25,498	35,973

Cash and cash equivalents at the end of the period	$32,332	$46,435

Supplemental disclosure of cash flow information:
Cash paid for:

Income taxes	$78	$658